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                                                                    EXHIBIT 99.7


                   RESEARCH AND DEVELOPMENT SERVICE AGREEMENT


         THIS RESEARCH AND DEVELOPMENT SERVICE AGREEMENT (this "Agreement") is entered into as of the 6th day of June, 2000 by and among ICOS CORPORATION, a Delaware corporation ("ICOS"), TEXAS BIOTECHNOLOGY CORPORATION, a Delaware corporation ("TBC"), and ICOS-TEXAS BIOTECHNOLOGY L.P., a Delaware limited partnership (the "Partnership").

                                    RECITALS

         WHEREAS, the Partnership intends to develop a Research Program for the purpose of researching and developing Endothelin Products for the [ * ];

         WHEREAS, the Partnership is interested in having TBC and ICOS perform certain research and development services under the Research Program for the Partnership; and

         WHEREAS, the Partnership, ICOS and TBC believe that each party can bring significant and complementary strengths to the Research Program and wish to proceed in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties, each to the other, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used herein shall have the following meanings:

         1.1 "AFFILIATE" has the meaning as set forth in the Partnership Agreement, except the parties shall not be deemed to be Affiliates of each other.

         1.2 "BACKGROUND TECHNOLOGY" has the meaning set forth in the Endothelin License Agreement of even date herewith between TBC and the Partnership.

         1.3 "DEVELOPMENT PLAN" means a plan to be developed and revised from time to time by the Product Team pursuant to Section 3.2 for the purpose of achieving the goals of the Research Program.

         1.4 "ENDOTHELIN AGENT" means [ * ].

         1.5 "ENDOTHELIN PROJECT INVENTIONS" has the meaning set forth in
Section 7.1.


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         1.6 "ENDOTHELIN PRODUCT" means [ * ].

         1.7 "ENDOTHELIN RECEPTOR" means [ * ].

         1.8  "FIELD" means [ * ].

         1.9 "FTE" means a full-time equivalent person (calendar year or [ * ]/calendar year or [ * ]/calendar quarter or [ * ]/calendar month) within each party's respective research and development organizations for R & D Services carried out by the employees of the parties (specifically excluding R & D Services carried out by third parties including, without limitation, R & D Services carried out by consultants, outside contractors and temporary employees). The FTE rate for R & D Services carried out under this Agreement during the 2000 calendar year shall be [ * ].

         1.10 "ICOS ENABLING TECHNOLOGY" means (a) any patent, patent application, trade secret, know-how or other information that is necessary or useful to use, make or sell an Endothelin Agent or Product that ICOS, in its sole discretion, elects to include within the scope of the Research Program and that is owned or controlled by ICOS or its Affiliates, with right to license (or sublicense) and (b) any patent, patent application, trade secret, know-how or other information that (i) is owned or controlled by ICOS or its Affiliates, with right to license (or sublicense), (ii) was developed or discovered outside the Research Program or not included in the Endothelin Project Inventions, (iii) was, in rendering R & D Services, incorporated in the development of an Endothelin Agent or Endothelin Product, including, without limitation, their use or method of manufacture, and (iv) covers or relates to the composition, use or method of making an Endothelin Agent or Product.

         1.11 "PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of ICOS-TEXAS BIOTECHNOLOGY L.P. among ICOS-ET-GP LLC, a Washington limited liability company, and TBC-ET, Inc., a Delaware corporation, as general partners, and ICOS-ET-LP LLC, a Washington limited liability company, and TBC, as limited partners, dated as of the date hereof.

         1.12 "PARTNERSHIP TECHNOLOGY" means (a) Background Technology and (b) any technology (including, without limitation, any patent, patent application, trade secret, know-how or other information) owned or controlled by the Partnership, with right to license (or sublicense), including, without limitation, ICOS Enabling Technology, TBC Enabling Technology and the Endothelin Project Inventions.

         1.13 "PRODUCT TEAM" means the team consisting of ICOS and TBC personnel assigned by ICOS and TBC to carry out the Research Program, as further described in Section 3.1.

         1.14 "PRODUCT TEAM LEADER" means such person mutually designated by ICOS and TBC as the Product Team Leader as described in Section 3.1. The Product Team Leader shall be responsible for, among other things, coordinating the activities of the Product Team.


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         1.15 "R & D SERVICES" means the services rendered and to be rendered by
ICOS and TBC for and on behalf of the Partnership pursuant to this Agreement that are reasonably necessary to carry out the Research Program, except accounting and similar administrative services.

         1.16 "REGULATORY APPROVAL" means all authorizations by the appropriate governmental entity or entities necessary for commercial sale of any Endothelin Product, including, without limitation, approval of labeling, price, reimbursement and manufacturing.

         1.17 "RESEARCH PROGRAM" means the research and development program under which ICOS, TBC and third parties may perform services for and on behalf of the Partnership, as contemplated under this Agreement. The primary goals of the Research Program are generally described on Exhibit A to this Agreement, and the details of how the parties will conduct the Research Program shall be set forth in the Development Plan.

         1.18 "TBC ENABLING TECHNOLOGY" means (a) any patent, patent application, trade secret, know-how or other information that is necessary or useful to use, make or sell an Endothelin Agent or Product that TBC, in its sole discretion, elects to include within the scope of the Research Program and that is owned or controlled by TBC or its Affiliates, with right to license (or sublicense) and (b) any patent, patent application, trade secret, know-how or other information that (i) is owned or controlled by TBC or its Affiliates, with right to license (or sublicense), (ii) was developed or discovered outside the Research Program or not included in the Endothelin Project Inventions,
 (iii) was, in rendering R & D Services, incorporated in the development of an Endothelin Agent or Endothelin Product, including, without limitation, their use or method of manufacture, and (iv) covers or relates to the composition, use or method of making an Endothelin Agent or Product. TBC Enabling Technology does not include Background Technology.

                                    ARTICLE 2
                                SCOPE OF SERVICES

         Consistent with the terms described herein, the Partnership wishes to engage ICOS and TBC to provide R & D Services for and on behalf of the Partnership, and ICOS and TBC agree to collaborate in rendering such R & D Services to the Partnership. ICOS and TBC shall each use diligent efforts in carrying out the services it will provide to the Partnership under this Agreement, shall cooperate with each other on matters related thereto, and shall carry out all services in accordance with the Development Plan. [ * ].

                                    ARTICLE 3
                         PRODUCT TEAM AND RESEARCH PLAN

3.1      PRODUCT TEAM

         The parties agree that operation of the Research Program will be managed by the Product Team, which will develop the Development Plan in accordance with Section 3.2. The Product


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Team will carry out the Development Plan as it deems necessary; provided, however, that the Partnership shall be the ultimate authority with respect to all matters and activities under this Agreement and, therefore, to the extent it deems appropriate, it may at any time accept, reject or modify any proposal of the Product Team for providing R & D Services as well as, without limitation, discontinue or modify the Research Program, disband or redirect the Product Team or terminate this Agreement.

         3.1.1    COMPOSITION OF PRODUCT TEAM

                  The Product Team shall consist of such number of TBC and ICOS personnel as such parties reasonably deem necessary to carry out the R & D Services in accordance with the Development Plan; provided, however, that ICOS and TBC agree that each will, to the extent practicable, make good faith efforts to minimize changes to the Product Team so as to promote continuity of certain functional members. ICOS and TBC shall jointly designate one member of the Product Team as the Product Team Leader. ICOS and TBC will have reasonable access on an informal basis to the other's personnel assigned to the Product Team.

         3.1.2    MEETINGS AND DECISIONS OF THE PRODUCT TEAM

                  Unless otherwise directed by the Partnership, the Product Team shall meet (including meeting by teleconference) at least on a monthly basis to discuss the status of the Research Program and matters related thereto. Decisions of the Product Team shall be made by consensus regarding matters related to R & D Services, including, without limitation, matters such as which party (ICOS, TBC or a third party) should carry out a particular R & D Service as contemplated under this Agreement and the Development Plan. If the Product Team fails to agree on a particular matter, such matter shall be referred to the Partnership for resolution.

3.2      DEVELOPMENT PLAN

         Within thirty (30) days after the date of this Agreement, and no less frequently than quarterly thereafter, the Product Team shall meet to formulate a detailed plan for development projects to be performed by ICOS or TBC, or both, during the course of the Development Plan. The parties anticipate that the Development Plan will include, without limitation:

                  (a)      [ * ]

                  (b)      [ * ]

                  (c)      [ * ]

         The Product Team shall make a copy of the Development Plan, as revised from time to time, a part of this Agreement; provided, that such plan may be modified or amended at any time by the Partnership.


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3.3.     REPORTS

         In addition to the Development Plan, the Product Team shall provide to the Partnership (a) quarterly status reports, which shall include, without limitation, the progress to date and any other matters that the Partnership may deem appropriate, (b) monthly status reports, which shall include, without limitation, important events, personnel changes, learning points and other matters that the Product Team may deem appropriate that occurred during the month at issue, and (c) such other reports as requested by the Partnership. In addition to the foregoing, ICOS and TBC may each consult with the other from time to time on the progress of the Research Program, and any ongoing development and Research Programs being conducted thereunder, and shall permit the other party to visit its laboratories to observe the development work, to the extent reasonably required to coordinate and effectively conduct related development work.

3.4      NO DEBARMENT

         ICOS and TBC each represent and warrant to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and, upon request, will certify in writing to the other party that neither such party, its employees nor any person providing services on behalf of such party in connection with the R & D Services contemplated by this Agreement has been debarred under the provisions of such act.

                                    ARTICLE 4
                             PROJECT SERVICE FUNDING

4.1      FTE FUNDING, REIMBURSEMENT OF THIRD PARTY EXPENSES

         4.1.1    FTE FUNDING

                  The Partnership agrees to pay ICOS and/or TBC, as applicable, for R & D Services rendered on behalf of the Partnership in accordance with the Research Program and directed by the Product Team or as otherwise requested by the Partnership. Except as otherwise provided in this Article 4, payment by the Partnership hereunder shall be based on the FTE rate set forth in Section 1.9.

         4.1.2    REIMBURSEMENT OF THIRD PARTY COSTS

                  In the event that third parties are utilized with respect to the Research Program, the Partnership shall only reimburse [ * ].

                  Except as set forth in this Section 4.1.2 or to the extent third party costs are used in determining the FTE rate, ICOS and TBC [ * ] in connection with R & D Services rendered hereunder. Notwithstanding the foregoing, the parties hereby acknowledge that to the extent third party costs are included in determining the FTE rate under this Agreement, such third party cost shall not be reimbursable under this Section 4.1.2.


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                  With respect to ongoing third-party contracts previously
established by TBC, the Partnership shall promptly review such contracts and [ * ]. The parties will seek to establish a reasonable basis for allocation of the costs that accrue immediately before and after the date hereof and are not segregated by the third party on an invoice.

         [ * ]

4.2      MONTHLY REPORT/INVOICE

         Within [ * ] following the end of each calendar month, ICOS and TBC each shall provide the Partnership with a report ("Invoice"), with a copy sent to the other party for review, detailing any costs incurred as described in
Section 4.1, together with the [ * ]. If an objection by a party with respect to an Invoice is not raised within [ * ] of receipt thereof, such Invoice will be deemed approved (such approval shall not be construed as a waiver of any audit or other rights related thereto). The parties agree to attempt to resolve all objections amicably and as soon as possible after such objection is raised; provided, however, that the Partnership will pay all undisputed amounts in accordance with Section 4.3. All approved Invoices will be paid by the Partnership in accordance with Section 4.3.

4.3      PAYMENTS

         The Partnership shall make the payments due under this Article 4 on a monthly basis due to ICOS and TBC, net fifteen (15) days after approval (including a deemed approval) of an invoice as described in Section 4.2.

4.4      CAPITAL EXPENDITURES FOR RESEARCH PROGRAM PURPOSES

         ICOS and TBC each shall be [ * ]. Any deviation from this Section 4.4 must be approved in writing by the Partnership.

4.5      SUBCONTRACTING PERMITTED

         The Partnership acknowledges and agrees that portions of the work involved in the Research Program may be performed on behalf of the Partnership by third parties hired by ICOS and/or TBC; provided that for any significant subcontract (a) the Partnership shall have the right to approve the hiring of a third party to handle such matter and the costs associated therewith and (b) the subcontractor will first provide to the Partnership a written confidentiality agreement and written assignment of all patent rights and know-how that such subcontractor may develop by reason of work performed under this Agreement. Further, each subcontractor, as applicable based on the services to be performed, shall be required to conduct such services in accordance with current Good Manufacturing Practices ("cGMP"), Good Laboratory Practices ("cGLP") and Good Clinical Practices ("cGCP").


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                                    ARTICLE 5
                            RECORD-KEEPING AND AUDITS

5.1      RECORDS RETENTION

         Each party shall record, to the extent practical, all information relating to the Research Program in written form. To the extent practical, such written records shall be kept separately from written records documenting other research and development of such party. All such written records of each party shall be maintained in a form sufficient to satisfy regulatory authorities. Each party shall require its employees and consultants to disclose any inventions relating to the Research Program in writing promptly after conception. Furthermore, the parties, as applicable, shall keep complete and accurate records pertaining to the R & D Services rendered by such party in sufficient detail to permit the other parties to confirm such R & D Services.

         Except as the Partnership may otherwise require, records shall be maintained for the following periods:

                  (a) Accuracy of Billing. For those records maintained for the sole purpose of verifying the accuracy of any payment due hereunder, such records shall be maintained for a [ * ] period following the year in which any such R & D Services were rendered hereunder.

                  (b) R&D Records. For all records pertaining to information regarding R & D Services conducted hereunder, such records shall be maintained for a [ * ] year period following the year in which any such R & D Services were made hereunder, unless a longer period of retention is necessary to comply with any applicable regulatory requirements.

                  (c) Regulatory Filings. For those records pertaining to regulatory filings and other regulatory commitments (e.g., manufacturing tickets, manufacturing procedures, etc.), such records shall be held for such period as is mutually agreed upon between the parties in writing that is reasonably necessary to comply with regulatory requirements.

5.2      GENERAL AUDIT REQUEST

         Each of the parties shall have the right to request an audit of such records (to the extent relevant to the issue at hand), at its own expense and on an annual basis, to determine, with respect to any of the [ * ], the correctness of any report or payment made under this Agreement. If a party desires to audit such records, it shall utilize an independent, certified public accountant of the auditing party's choice to examine such records. Such accountant shall be instructed to provide the party desiring the audit a report on the findings of the agreed upon procedures which verifies any previous report made or payment submitted by the audited party during such period. Any information received by a party pursuant to this Section 5.2 shall be deemed to be confidential information hereunder.


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         Upon expiration of [ * ] following the end of any calendar year, the audit right hereunder shall expire with respect to such calendar year and the calculation of amounts payable with respect to such calendar year shall be binding and conclusive upon both parties, and each party shall be released from any liability or accountability with respect to payments for such year.

5.3      QUALITY ASSURANCE AUDIT REQUEST

         Except as the parties may otherwise agree in writing, ICOS and TBC shall each have the right to conduct reasonable quality assurance audits with respect to all facilities, operations and laboratories where R & D Services are conducted and to verify their conformance with applicable cGMP, cGLP and cGCP and other regulatory requirements. Such audits shall be conducted upon reasonable notice during reasonable business hours.

5.4      SURVIVAL

         This Section 5 shall survive for [ * ] after termination of this Agreement.

                                    ARTICLE 6
                                    LICENSES

6.1      LICENSE FROM PARTNERSHIP TO ICOS

         The Partnership hereby grants to ICOS [ * ] license to use the Partnership Technology but only to the extent useful or necessary to fulfill R & D Service obligations under this Agreement.

6.2      LICENSE FROM PARTNERSHIP TO TBC

         The Partnership hereby grants to TBC [ * ] license to use the Partnership Technology but only to the extent useful or necessary to fulfill R & D Services obligations under this Agreement.

6.3      LICENSE FROM ICOS TO PARTNERSHIP

         ICOS hereby grants to the Partnership [ * ] license to use the ICOS Enabling Technology for the sole purposes of developing, testing, making, storing, using and offering for sale any Endothelin Products.

6.4      LICENSE FROM TBC TO PARTNERSHIP

         TBC hereby grants to the Partnership [ * ] license to use the TBC Enabling Technology for the sole purposes of developing, testing, making, storing, using and offering for sale any Endothelin Products. This license shall not be construed as limiting the license agreement of even date herewith between TBC and the Partnership.


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                                    ARTICLE 7
                              INTELLECTUAL PROPERTY

7.1      OWNERSHIP OF INVENTIONS

         All data, inventions and discoveries (including, without limitation, any patent, patent application, trade secret, know-how or other information) acquired or developed solely and/or jointly by employee(s) or agents of ICOS, TBC or their Affiliates in the course of rendering R & D Services (the "Endothelin Project Inventions") shall be the property of the Partnership. Each party hereby assigns to the Partnership such Endothelin Project Inventions and shall cooperate with each other in pursuing intellectual property protection, including patents, relating thereto, and in executing and delivering any additional instruments required to assign, convey or transfer to the Partnership its interest in Endothelin Project Inventions.

         Except as the parties may otherwise agree in writing, all data, inventions and discoveries acquired or developed solely and/or jointly by employee(s) or agents of ICOS, TBC or their Affiliates to the extent not related to Endothelin Agents during the course of rendering R & D Services ("Non-Endothelin Project Inventions") shall be owned by the inventor as determined in accordance with the United States law of inventorship.

         To the extent it is practical to do so, patent applications involving Endothelin Project Inventions shall be separately defined and prosecuted so as to solely relate to such Endothelin Project Invention. In the event it is not practical to do so, the parties shall cooperate with each other in completing any patent application that relates to both Endothelin Project Inventions and Non-Endothelin Project Inventions ("Co-Mingled Inventions"). In connection with a Co-Mingled Invention, the Partnership and the owner(s) of the applicable Non-Endothelin Project Invention shall equally share all costs incurred in connection with preparing, filing, maintaining and prosecuting the patent application and patent associated therewith.

7.2 PATENT FILINGS INVOLVING ENDOTHELIN PROJECT INVENTIONS AND OTHER INVENTIONS OWNED BY THE PARTNERSHIP

         At the direction of the Partnership, the Product Team shall establish, in conjunction with appropriate legal advice, an overall strategy for filing and prosecuting patent applications and otherwise protecting intellectual property of the Partnership, including, without limitation, an appropriate publication strategy as more fully described in Article 8 together with addressing other pertinent matters that will maximize patent protection for the Endothelin Agents and Endothelin Products.

         Unless the patent strategy established by the Product Team and approved by the Partnership provides otherwise, or as the Partnership may otherwise determine, the Partnership, through the Product Team, will prepare, file, prosecute, maintain and defend patents and patent applications covering Endothelin Project Inventions and other patents and patent applications owned or controlled by the Partnership. The Product Team will endeavor to ensure that such patent applications are filed before any public disclosure by either party hereto in order to


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maintain the validity of patent applications filed outside of the United States.
In the event that either ICOS and/or TBC prepare, file, prosecute and/or maintain a particular patent application for an Endothelin Project Invention or for other inventions owned or controlled by the Partnership, at least [ * ] prior to the contemplated filing date, such filing party shall submit to the Product Team a substantially completed draft of such patent application and will, in good faith, take into account, with appropriate advice of legal counsel, the Product Team's suggestions regarding such draft. The Product Team will copy ICOS and/or TBC with any official actions and submissions in such patents and patent applications. The Partnership shall [ * ] under this Section
7.2 for Endothelin Project Inventions and other inventions owned or controlled by the Partnership.

         Unless the Partnership determines otherwise, should the Partnership elect not to file, prosecute, maintain or issue any patent application, or maintain a patent issuing from any such patent application, for an Endothelin Project Invention or any other patent that it may own or control in any particular country, the Partnership will so notify ICOS and TBC of its intentions. Under such circumstances, ICOS and/or TBC (either individually or jointly) shall then have the right to file, prosecute, maintain or issue any such patent or patent application at its own expense and the Partnership shall grant to ICOS and/or TBC (either individually or jointly, as the case may be) any necessary authority to file, prosecute, issue and maintain such patent application or maintain such patent in the name of ICOS and/or TBC (either individually or jointly, as the case may be). If ICOS and/or TBC elect to file, prosecute, maintain or issue any such patent or patent application at its own expense, the Partnership shall assign such patent or patent application to ICOS and/or TBC, and such patent or patent application shall [ * ] notwithstanding any license agreement to the contrary. In the event that either ICOS or TBC is assigned various rights as described in this Section 7.2, such assignee party shall grant the Partnership [ * ] license to practice any and all rights so assigned to use, make and sell Endothelin Agents and Endothelin Products.

7.3      [ * ]

7.4      NOTICE OF CERTIFICATION

         Each party hereto shall immediately give notice to the other parties of any certification filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 claiming that a Partnership Patent is invalid or that any infringement will not arise from the manufacture, use, import, offer for sale or sale of any product by a third party. [ * ]For this purpose, the Partnership shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

                                    ARTICLE 8
                                  PUBLICATIONS

         A publication strategy will be developed by the Product Team. Publications whether written and/or oral, including, without limitation, abstracts, posters and manuscripts (collectively, the "Public Disclosures") must be submitted to the Product Team for its approval prior to


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external dissemination thereof. The Product Team or its designee shall review each such proposed publication in order to avoid the unauthorized disclosure of a party's confidential information and to preserve the patentability of inventions and data package exclusivity arising from the research and development performed in the course of this Agreement, as well as to ensure compliance with the Partnership's publications strategy.

                                    ARTICLE 9
                                 INDEMNIFICATION

9.1      INDEMNIFICATION BY THE PARTNERSHIP

         Subject to Section 9.5, the Partnership agrees to indemnify, defend and hold TBC and ICOS harmless from and against any losses, including product liability, which arise from any claim, lawsuit or other action by a third party arising out of the manufacture of an Endothelin Product, the breach by the Partnership of its warranties or obligations under this Agreement, or the negligence or willful misconduct of the Partnership, its employees or its agents, except to the extent such losses result from (i) the breach by TBC and/or ICOS of their respective warranties or obligations hereunder or (ii) the negligence or willful misconduct of TBC and/or ICOS, their respective employees or their respective agents.

9.2      INDEMNIFICATION BY TBC

         Subject to Section 9.5, TBC agrees to indemnify, defend and hold the Partnership and ICOS harmless from and against any losses which arise from any claim, lawsuit or other action by a third party arising out of the breach by TBC of its warranties or obligations under this Agreement, or the negligence or willful misconduct of TBC, its employees or its agents, except to the extent such losses result from (i) the breach by the Partnership and/or ICOS of their respective warranties or obligations hereunder or (ii) the negligence or willful misconduct of the Partnership and/or ICOS, their respective employees or their respective agents.

9.3      INDEMNIFICATION BY ICOS

         Subject to Section 9.5, ICOS agrees to indemnify, defend and hold the Partnership and TBC harmless from and against any losses which arise from any claim, lawsuit or other action by a third party arising out of the breach by ICOS of its warranties or obligations under this Agreement, or the negligence or willful misconduct of ICOS, its employees or its agents, except to the extent such losses result from (i) the breach by the Partnership and/or TBC of their respective warranties or obligations hereunder or (ii) the negligence or willful misconduct of the Partnership and/or TBC, their respective employees or their respective agents.

9.4      INDEMNIFICATION PROCEDURES

         The party seeking indemnification hereunder ("Indemnified Party") shall give written notice to the indemnifying party ("Indemnifying Party") of its indemnification claims hereunder, specifying the amount and nature of the claim, and giving the Indemnifying Party the right to


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contest any such claim represented by counsel of its choice; if any such claim is made hereunder by the Indemnified Party and such claim arises from the claims of a third party against the Indemnified Party and the Indemnifying Party does not elect to undertake the defense thereof by written notice within [ * ] after receipt of the original notice from the Indemnified Party, the Indemnified Party shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of its payment in respect of such claim. To the extent that the Indemnifying Party undertakes the defense of such claim in good faith by proceeding diligently at its expense, and without materially impairing the financial conditions or operations of the Indemnified Party, the Indemnified Party shall be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnifying Party. The party defending a third-party claim shall have the right to choose its own counsel.

9.5      LIMITATION OF LIABILITY

         No party shall be liable to another for indirect, incidental, consequential or special damages, including, but not limited to, lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.

                                   ARTICLE 10
                        TERM AND TERMINATION OF AGREEMENT

10.1     TERM

         This Agreement shall become effective on the Effective Date and shall continue in effect until the Partnership is dissolved or this Agreement is terminated earlier as described hereunder or by written agreement of the parties.

10.2     TERMINATION FOR MATERIAL BREACH

         Either party shall have the right to terminate this Agreement after [ * ] written notice to the other in the event the other is in material breach of this Agreement, unless the other party cures the breach before the expiration of such period of time. Such notice shall set forth in reasonable detail the specifics of the breach.

10.3     VOLUNTARY TERMINATION BY THE PARTNERSHIP

         The Partnership may terminate this Agreement for any reason at any time, and such termination shall be effective on [ * ] written notice to each party. During such [ * ], each party shall appropriately commence wind down efforts including reasonable termination of its efforts under the Research Program, and the Partnership shall be responsible for costs incurred under the Research Program for such period; but only to the extent that such costs are unavoidable costs and expenditures, including necessary expenses associated with personnel, non-cancelable commitments and cash outlays in connection with the Research Program that cannot be avoided, including, without limitation, all equipment ordered therefor which is non-cancelable or non-


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.


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
returnable, even if such costs and expenditures are paid after such [ * ] period provided such costs and expenses arise out of commitments incurred prior to termination.

10.4     TERMINATION UPON INSOLVENCY

         This Agreement may be terminated by a party hereto upon notice to the other parties should a party (a) become insolvent or (b) file a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within [ * ] of such filing.

10.5     PARTNERSHIP OWNERSHIP CHANGE

         Except under circumstances that are described in Section 12.4 of the Partnership Agreement (which shall be handled in accordance with the provisions thereunder), either party shall have the right, but not the obligation, to terminate this Agreement if ICOS-ET-GP LLC, ICOS-ET-LP LLC, TBC-ET, Inc. or TBC ceases to be a Partner (as defined in the Partnership Agreement) of the Partnership. Termination under this Section 10.5 shall be effective upon [ * ] written notice from the party that desires to exercise such termination rights to the other party.

10.6     SURVIVAL

         In addition to the survival clause of Section 5.4, termination of this Agreement shall not affect (a) any accrued rights or obligations of either party or (b) the enforceability of the provisions in Sections 6.3, 6.4 and 10.2, as well as the last sentence of Section 7.2.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

11.1     NOTICES

         Any notice, request, instruction or other document to be given hereunder to a party hereto shall be in writing, delivered in person, or mailed by certified or registered mail, return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other parties):

         If to ICOS:                     ICOS Corporation
                                         22021 - 20th Avenue S.E.
                                         Bothell, WA 98021
                                         Attention:    President
                                         Phone:        (425) 485-1900
                                         Facsimile:    (425) 485-1911

                  with a copy to:        Perkins Coie LLP
                                         1201 Third Avenue, Suite 4800
                                         Seattle, WA 98101-3099
                                         Attention:    James R. Lisbakken, Esq.
                                         Phone:        (206) 583-8888
                                         Facsimile:    (206) 583-8500


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

         If to TBC:                         Texas Biotechnology Corporation
                                            7000 Fannin, 20th Floor
                                            Houston, TX 77030
                                            Attention:    President
                                            Phone:        (713) 796-8822
                                            Facsimile:    (713) 796-8232

                  with a copy to:           Porter & Hedges, L.L.P.
                                            700 Louisiana, 35th Floor
                                            Houston, TX 77002-2764
                                            Attention:    Robert G. Reedy, Esq.
                                            Phone:        (713) 226-0674
                                            Facsimile:    (713) 226-0274

         Notices shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given, or on the first day after transmission by facsimile transmission, if transmitted by facsimile as set forth above, or on the fifth day after mailing, if mailed as set forth above.

11.2     WAIVER

         No waiver of any breach of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

11.3     SEVERABILITY

         If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.4     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions of the State of Delaware or any other jurisdiction.

11.5     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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11.6     LIMITATION ON RIGHTS OF OTHERS

         This Agreement is entered into between the parties for the exclusive benefit of the parties and their successors and permitted assigns. This Agreement is not intended for the benefit of any creditor of any party.

11.7     ENTIRETY OF AGREEMENT

         This Agreement and its exhibits set forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. No party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of all parties.

11.8     DISCLAIMER OF AGENCY

         This Agreement shall not constitute any party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another, except as expressly set forth in this Agreement. Accordingly, it is understood and agreed that ICOS and TBC shall each have the status of an independent contractor under this Agreement.

11.9     ASSIGNMENT

         Except as otherwise expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable by any party without the prior written consent of the other; provided, however, that any party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the parties' successors and permitted assignees.

11.10    HEADINGS; CONSTRUCTION

         The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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11.11    COMPLIANCE WITH LAWS

         Each party shall comply in all material respects with all federal, state, local and foreign laws, statutes, rules and regulations applicable to the parties and their respective activities under this Agreement.

11.12    RIGHTS AND REMEDIES

         The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

11.13    ATTORNEYS' FEES

         In the event of a dispute between the parties arising out of this Agreement that is arbitrated or litigated, the nonprevailing party shall pay the reasonable costs and attorneys' fees of the prevailing party, including the reasonable costs and attorneys' fees incurred in the appeal of any final or interlocutory judgment.

11.14    USE OF TRADEMARKS

         Use of one party's trademarks by another party shall be pursuant to a trademark license agreement in form and substance to be agreed upon by the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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                                           ICOS CORPORATION

                                           By: /s/ Paul Clark
                                              ----------------------------------
                                           Name: Paul Clark
                                                --------------------------------
                                           Title: Chairman & CEO
                                                 -------------------------------


                                           TEXAS BIOTECHNOLOGY CORPORATION

                                           By: /s/ David B. McWilliams
                                              ----------------------------------
                                           Name: David B. McWilliams
                                                --------------------------------
                                           Title: President/CEO
                                                 -------------------------------


                                           ICOS-TEXAS BIOTECHNOLOGY L.P.
                                           BY ICOS-ET-GP LLC, AS GENERAL PARTNER

                                           By: /s/ Paul Clark
                                              ----------------------------------
                                           Name: Paul Clark
                                                --------------------------------
                                           Title: Chairman & CEO
                                                 -------------------------------


                                           BY TBC-ET, INC., AS GENERAL PARTNER

                                           By: /s/ David B. McWilliams
                                              ----------------------------------
                                           Name: David B. McWilliams
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.


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
                                    EXHIBIT A
                                RESEARCH PROGRAM



         The goals of the Research Program shall be as follows:

         [ * ]




















[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.


                                       18